Exhibit 99.1

NEWS RELEASE

Contact: Matt Barton, President and CEO, mbarton@dormanproducts.com, (215) 997-1800. Visit our website at www.dormanproducts.com

Dorman Products, Inc. Reports Sales and Earnings

For the Fourth Quarter and Year Ended December 26, 2015

Fourth Quarter Results:

•	Q4 sales increased 18% to $204.8 million

•	Q4 EPS increased 19% to $0.62 per diluted share

Full Year Results:

•	2015 sales increased 7% to $803.0 million

•	2015 EPS increased 4% to $2.60 per diluted share

COLMAR, PENNSYLVANIA (February 17, 2016) – Dorman Products, Inc. (NASDAQ:DORM) today announced sales for the fourth quarter ended December 26, 2015 of $204.8 million, an increase of 18% from $174.0 million in the fourth quarter of 2014. Diluted earnings per share for the fourth quarter ended December 26, 2015 increased 19% to $0.62 per share from $0.52 per share in 2014.

Results for the fourth quarter of 2015 include a pre-tax charge of $3.0 million for uncollectible accounts receivable due to the bankruptcy filing of one customer. The results for the fourth quarter of 2014 include $4.6 million in incremental costs associated with our 2014 ERP conversion. Excluding these items, adjusted diluted earnings per share increased 10% to $0.67 from $0.61 last year as noted in the Reconciliation of Non-GAAP Measures table below.

“As expected, our fourth quarter sales growth rate returned to historical double-digit levels. As previously stated, approximately $10 million of the fourth quarter revenue increase was attributable to lower prior year sales as a result of the acceleration of customer orders ahead of our ERP system conversion in September 2014. The remaining increase was due to higher sales of new products and strong product sell-through rates at most customers,” said Matt Barton, President and Chief Executive Officer.

Gross profit margin was 38.0% for the fourth quarter ended December 26, 2015 compared to 38.3% for the same period last year. The slight decline in the gross profit margin rate was primarily due to increased provisions for excess and obsolete inventory. SG&A expenses increased 14% in the fourth quarter of 2015 to $43.4 million from $38.1 million in the fourth quarter of 2014 as a result of higher variable expenses associated with the 18% sales growth, labor cost increases and increased costs associated with accounts receivable sales programs. The fourth quarter of 2015 includes a $3.0 million provision for uncollectible accounts receivable, while the SG&A expenses in the fourth quarter of 2014 included $3.9 million in costs associated with our prior year ERP conversion.

For the fiscal year ended December 26, 2015, sales increased 7% over the prior year to $803.0 million from $751.5 million last year. Diluted earnings per share in 2015 rose 4% to $2.60 from $2.49 in the prior year. Additionally:

•	Revenues from products introduced in the last 24 months accounted for 19% of our fiscal 2015 sales, down from a record high of 22% last year. The decline can be attributed to a shut-down of new product introductions during our ERP conversion and a gradual move towards introducing new products earlier in their lifecycle.

•	Total parts introduced in 2015 increased 30% to 4,852 parts, including 1,495 “Formerly Dealer Only” parts.

•	Gross profit margin increased from 38.2% in 2014 to 38.4% in 2015.

•	Selling, general and administrative expenses include $3.5 million and $3.9 million in incremental ERP conversion costs in 2015 and 2014 respectively; and also include a $3.0 million provision for uncollectible accounts receivable in 2015.

•	Research and development spending increased 6% to $16.8 million in 2015.

•	Operating cash flow increased 54% to $92.1 million.

“This year marked our 15th consecutive year of sales growth. We introduced a record number of new products through our continued commitment to our “New to the Aftermarket” strategy. We continue to make investments in new product opportunities, especially in areas like complex electronics and heavy duty vehicles. Earlier this year, we completed the stabilization phase of our ERP implementation and returned to pre-conversion efficiency levels within twelve months of the system go-live as expected,” said Mr. Barton. “I would like to thank all of our contributors for another successful year, and our customers and end-users for their continued support and acceptance of our new products.”

The Company repurchased 747,700 shares of its common stock for $35.7 million at an average price of $47.77 per share during fiscal 2015, and has $73.9 million remaining under its current $150 million share repurchase program.

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, TECHoice™, Dorman® Hybrid Drive Batteries and Dorman HD Solutions™ brand names.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the Company’s future growth rates. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, competition in the automotive aftermarket industry, concentration of the Company’s sales and accounts receivable among a small number of customers, the impact of consolidation in the automotive aftermarket industry, foreign currency fluctuations, dependence on senior management and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 27, 2014. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
Fourth Quarter (unaudited)	12/26/15	Pct.	12/27/14	Pct.
Net sales	$204,834	100.0	$173,981	100.0
Cost of goods sold	127,041	62.0	107,264	61.7
Gross profit	77,793	38.0	66,717	38.3
Selling, general and administrative expenses	43,423	21.2	38,106	21.9
Income from operations	34,370	16.8	28,611	16.4
Interest expense, net	64	0.1	44	—
Income before income taxes	34,306	16.7	28,567	16.4
Provision for income taxes	12,519	6.1	9,911	5.7
Net income	$21,787	10.6	$18,656	10.7

Diluted earnings per share	$0.62		$0.52

Weighted average diluted shares outstanding	35,323		35,669

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	52 Weeks		52 Weeks
Year Ended (unaudited)	12/26/15	Pct.	12/27/14	Pct.
Net sales	$802,957	100.0	$751,476	100.0
Cost of goods sold	494,907	61.6	464,275	61.8
Gross profit	308,050	38.4	287,201	38.2
Selling, general and administrative expenses	161,893	20.2	146,467	19.5
Income from operations	146,157	18.2	140,734	18.7
Interest expense, net	216	—	204	—
Income from continuing operations before income taxes	145,941	18.2	140,530	18.7
Provision for income taxes	53,612	6.7	50,543	6.7
Net income	$92,329	11.5	$89,987	12.0

Diluted earnings per share	$2.60		$2.49

Weighted average diluted shares outstanding	35,538		36,190

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	12/26/15	12/27/14
Assets:
Cash and cash equivalents	$78,659	$47,656
Accounts receivable	203,923	206,035
Inventories	193,725	173,523
Prepaid expenses	2,326	3,147
Total current assets	478,633	430,361
Property, plant & equipment, net	87,046	82,270
Goodwill and other intangible assets, net	29,889	29,989
Deferred income taxes, net	7,557	2,451
Other assets	18,740	12,645
Total assets	$621,865	$557,716

Liabilities & shareholders’ equity:
Accounts payable	$63,967	$59,541
Accrued expenses and other	34,603	31,292
Total current liabilities	98,570	90,833
Other long-term liabilities	5,259	4,822
Shareholders’ equity	518,036	462,061
Total liabilities and equity	$621,865	$557,716

Selected Cash Flow Information (unaudited):

(in thousands)	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	12/26/15	12/27/14	12/26/15	12/27/14
Depreciation, amortization and accretion	$4,447	$3,657	$16,186	$12,658
Capital expenditures	$5,154	$6,870	$21,688	$29,862

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures

(in thousands, except per-share amounts)

This press release contains non-GAAP measures which adjust diluted earnings per share to exclude the impact of the following items:

•	Results for the thirteen weeks ended December 26, 2015 include a $3.0 million pre-tax provision for uncollectible accounts receivable due to a bankruptcy filing by one customer. Results for the thirteen weeks ended December 27, 2014 include $4.6 million of incremental pre-tax costs associated with implementing our ERP system.

These Company-defined non-GAAP financial measures exclude from reported results those items that management believes are not indicative of our ongoing performance and are being provided herein because management believes they are useful in analyzing the operating performance of the business and are consistent with how management reviews our operating results and the underlying business trends. Use of these non-GAAP measures may be inconsistent with similar measures presented by other companies and should only be used in conjunction with the Company’s results reported according to GAAP. A reconciliation of diluted earnings per share follows:

	(unaudited)
	13 Weeks Ended 12/26/15	13 Weeks Ended 12/27/14	% Change

Diluted EPS, as reported	$0.62	$0.52	19%
Add: Incremental costs incurred after ERP system conversion date, after tax	—	0.09
Add: Provision for uncollectible accounts, after tax	0.05	—
Diluted EPS, as adjusted	$0.67	$0.61	10%